                                                                    EXHIBIT III




                            STOCK PURCHASE AGREEMENT

         AGREEMENT made as of this 22nd day of December, 2000 by and between 399 Venture Partners, Inc. ("399 Venture Partners"), a corporation organized under the laws of the State of Delaware, with its principal office at 399 Park Avenue, New York, New York and Court Square Capital, Ltd. ("Court Square"), a corporation organized under the laws of the State of Delaware, with its principal office at 399 Park Avenue, New York, NY.

         WHEREAS, 399 Venture Partners is the owner of 5,695,418 shares of common stock (the "Shares") of Chromecraft Revington, Inc. ("Chromecraft"), a corporation organized under the laws of the State of Delaware; and

         WHEREAS, based on the representations, warranties and covenants herein contained, 399 Venture Partners wishes to sell and Court Square desires to purchase the Shares.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter contained the parties hereby agree as follows:

         1.       Purchase and Sale of Shares

                  1.1 Subject to the terms and conditions hereof, Court Square hereby purchases from 399 Venture Partners, and 399 Venture Partners hereby sells, assigns and delivers to Court Square, the Shares for a total purchase price of US $58,662,805.40 (the "Purchase Price"), equal to the fair market value of the Shares on the date hereof.

                  1.2 If, during the 12 months following the date hereof, Court Square (x) purchases common stock of Chromecraft from an unaffiliated seller, or
(y) or sells the Shares to an unaffiliated purchaser, in either case at a price exceeding $10.30 per share, the Purchase Price shall be adjusted upward in an amount equal to the amount of such excess times the total number of Shares (5,695,418). The additional Purchase Price shall be payable by Court Square to 399 Venture Partners within five business days of the consummation of such third party purchase or sale, as the case may be.

                  1.3 399 Venture Partners herewith delivers to Court Square certificates representing all of the Shares, fully endorsed or with appropriate stock powers in form sufficient for transfer of the Shares to Court Square, in order to effect transfer of title to the Shares. Court Square herewith delivers to 399 Venture Partners the Purchase Price as of the date hereof for the Shares, receipt of which is hereby acknowledged by 399 Venture Partners.

         2.       Representations and Warranties by 399 Venture Partners

                  399 Venture Partners represents and warrants to Court Square as follows:

                  (a) 399 Venture Partners is a Delaware corporation, validly existing and in good standing, with all necessary power and authority to enter into and perform its obligations under this Agreement;

                  (b) This Agreement has been duly and validly authorized, executed and delivered by 399 Venture Partners and is binding on and enforceable against 399 Venture Partners in accordance with its terms;

                  (c) 399 Venture Partners is the sole and exclusive record and beneficial owner of all right, title and interest in and to the Shares, free and clear of all claims, encumbrances of any nature whatsoever;

                  (d) Upon the delivery of the Shares to Court Square against payment as provided for herein, good title to the Shares, free and clear of all security interests, liens, claims, charges, options and encumbrances of every kind and nature whatsoever will pass to Court Square and 399 Venture Partners will execute and deliver to Court Square such documents and take such further action as may be reasonably requested by Court Square in order to transfer ownership of and title to the Shares to Court Square; and

                  (e) The Shares are represented by validly issued, fully-paid share certificates of Chromecraft and there are no outstanding warrants, options, or rights to purchase any of the Shares.

         3.       Representations and Warranties by Court Square

                  Court Square represents and warrants to 399 Venture Partners as follows:

                  (a) Court Square is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to enter into and perform its obligations under this Agreement;

                  (b) This Agreement has been duly and validly authorized, executed and delivered by Court Square and is binding on and enforceable against Court Square in accordance with its terms; and

                  (c) Court Square is acquiring the Shares for its own account for investment and not for or with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

         4.       Survival of Representations

                  The parties hereto each agree that all representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of the Agreement, the transfer and payment for the Shares, and any investigation or audit made by any party hereto.

         5.       General

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It may not be altered, amended, or supplemented except by an agreement in writing signed by both parties. It shall be governed by and construed in accordance with the laws of the State of New York. It shall be binding upon the parties and their respective successors and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.




399 VENTURE PARTNERS, INC.              COURT SQUARE CAPITAL, LTD.

By: /s/ Richard E. Mayberry             By: /s/ Byron Knief
    ----------------------------            -----------------------
Name:   Richard E. Mayberry             Name:   Byron Knief
Title:  Vice President                  Title:  Vice President




                                       3